As filed with the Securities and Exchange Commission on November 30, 2005.
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

GigaBeam Corporation

(Exact name of registrant as specified in its charter)

Delaware	20-0607757
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

470 Springpark Place, Suite 900 Herndon, VA	20170
(Address of principal executive offices)	(Zip Code)

GigaBeam Corporation 2004 Stock Option Plan

(Full title of the plan)

Louis S. Slaughter, Chairman of the Board and Chief Executive Officer
GigaBeam Corporation
470 Springpark Place, Suite 900
Herndon, VA 20170

(Name and address of agent for service)

(571) 283-6200

(Telephone number, including area code, of agent for service)

Copy to:
Robert J. Mittman, Esq.
Ethan Seer, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174

CALCULATION OF REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount To be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, $.001 par value per share	1,100,000	$ 6.49	$7,139,000	$763.87

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also registers an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the stock options granted or to be granted by the Registrant under its 2004 Stock Option Plan.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon (a) as to the 877,300 shares of common stock issuable upon exercise of options previously granted under the Registrant’s 2004 Stock Option Plan upon the prices at which such options may be exercised, (b) as to the remaining 222,700 shares issuable upon exercise of options reserved for issuance under the Registrant’s 2004 Stock Option Plan, on the basis of the average of the high and low prices for the common stock as quoted on the Over The Counter Bulletin Board on November 28, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee
Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement:

1.	Annual Report on Form 10-KSB for the year ended December 31, 2004;

2.	Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005;

3.	Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005;

4.	Quarterly Report on From 10-QSB for the quarterly period ended September 30, 2005;

5.	Current Report on Form 8-K filed with the SEC on January 14, 2005;

6.	Current Report on Form 8-K filed with the SEC on February 3, 2005;

7.	Current Report on Form 8-K filed with the SEC on March 29, 2005;

8.	Current Report on Form 8-K filed with the SEC on May 12, 2005;

9.	Current Report on Form 8-K filed with the SEC on May 20, 2005;

10.	Current Report on Form 8-K filed with the SEC on June 7, 2005;

11.	Current Report on Form 8-K filed with the SEC on June 16, 2005;

12.	Current Report on Form 8-K filed with the SEC on June 24, 2005;

13.	Current Report on Form 8-K filed with the SEC on June 30, 2005;

14.	Current Report on Form 8-K filed with the SEC on July 14, 2005;

15.	Current Report on Form 8-K filed with the SEC on July 26, 2005;

16.	Current Report on Form 8-K filed with the SEC on August 12, 2005;

17.	Current Report on Form 8-K filed with the SEC on October 5, 2005;

18.	Current Report on Form 8-K filed with the SEC on November 8, 2005 and

19.
The description of the Registrant's common stock contained in its Registration Statement on Form 8-A, together with any amendment or report filed by the Registrant with the SEC for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or

(4)	for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides that it shall, to the fullest extent permitted by Delaware General Corporation Law, indemnify all persons whom the Registrant may indemnify under Delaware law and contains provisions permitted by Section 102(b)(7) of the Delaware General Corporation Law.

The Registrant’s amended and restated certificate of incorporation further provides that:

•	the Registrant is required to indemnify its directors and officers, subject to very limited exceptions;

•	the Registrant may indemnify other persons, subject to very limited exceptions; and

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to very limited exceptions.

The Registrant has obtained an insurance policy providing for indemnification of its officers and directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and conditions.

The indemnification provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of its directors and officers for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Blank Rome LLP

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herndon, Virginia, on this 30th day of November, 2005.

GigaBeam Corporation

By:	/s/ Louis S. Slaughter
Louis S. Slaughter
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below authorizes each of Louis S. Slaughter and Leighton J. Stephenson, or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature	Title	Date

/s/ Louis S. Slaughter	Chairman of the Board,	November 30, 2005
Louis S. Slaughter	Chief Executive Officer and Treasurer (Principal Executive Officer)

/s/ Douglas G. Lockie	Director, President	November 30, 2005
Douglas G. Lockie

/s/ Leighton J. Stephenson	Chief Financial Officer and Vice President of	November 30, 2005
Leighton J. Stephenson	Finance and Administration (Principal Financial and Accounting Officer)

/s/ David A. Buckel	Director	November 30, 2005
David A. Buckel

/s/ Alphonse M. Lucchese	Director
Alphonse M. Lucchese		November 30, 2005

/s/ General Merrill A. McPeak	Director	November 30, 2005
/s/ General Merrill A. McPeak